Exhibit 99.1
For Release April 26, 2012
1:01 p.m. Pacific

Clearwire Reports First Quarter 2012 Results

•	First Quarter 2012 Revenue of $322.6 Million, Up 36% Year Over Year From First Quarter 2011 Revenue of $236.8 Million

•	First Quarter 2012 Total Ending Subscribers of 11.0 Million Up 80% Year Over Year from 6.1 Million

•	Aggregate Wholesale 4G Usage More than Doubled; Increased 134% Year Over Year in First Quarter 2012

•	Average Smartphone 4G Usage Increased 53% Year Over Year in First Quarter 2012

•	Initiates LTE Build; Identifies Initial 5,000 Sites to Offer High Capacity 4G Offload Services in 31 Top Tier Cities Including New York, Los Angeles, San Francisco, Chicago and Seattle

BELLEVUE, Wash. – April 26, 2012 – Clearwire Corporation (NASDAQ: CLWR), a leading provider of 4G wireless broadband services in the U.S., today reported its financial and operating results for first quarter 2012.
"The compelling growth of wireless data is driving the need for more spectrum capacity and attracting new entrants to the market," said Erik Prusch, President and CEO of Clearwire. "Clearwire's high capacity LTE Advanced-ready network will sit at the intersection of these two trends.
"Operationally, we are focused on managing our business efficiently and building our LTE network with an eye towards driving further growth in 2013 and beyond. We are also very pleased with the progress in our retail business, and our wholesale business continues to expand with new partners Cricket, FreedomPop and Simplexity, as well as the launch of NetZero's 4G products. We look forward to working with our existing wholesale partners and continuing our dialog with additional potential partners to deliver the value Clearwire's 4G services can provide to their own mobile broadband efforts."
First quarter 2012 revenue was $322.6 million, a 36% increase over first quarter 2011 revenue of $236.8 million. Wholesale revenue in first quarter 2012 was $117.8 million, a year over year increase of 93% over first quarter 2011 wholesale revenue of $60.9 million and a 28% sequential decrease from fourth quarter 2011 wholesale revenue of $164.1 million, reflecting the new WiMAX terms of the November 2011 Sprint wholesale agreement (the new Sprint agreement) which took effect in 2012. First quarter 2012 retail revenue and other revenue was $204.8 million, a year over year increase of 16% from $175.9 million in first quarter 2011. First quarter 2012 retail ARPU was $46.83, essentially flat compared to $46.80 in first quarter 2011.
Clearwire ended first quarter 2012 with approximately 11.0 million total subscribers, up 80% from 6.1 million subscribers in first quarter 2011. The subscriber base consists of 1.3 million retail subscribers and 9.7 million wholesale subscribers. During first quarter 2012, Clearwire added 586,000 total net new subscribers, reflecting 537,000 net new wholesale subscribers and 49,000 net new retail subscribers during the period. Wholesale subscribers consist primarily of Sprint 3G/4G smartphone customers.
First quarter 2012 aggregate network usage by wholesale customers increased 134% compared to first quarter 2011, driven primarily by growth in aggregate smartphone usage, which increased 271% over the same period. Average 4G smartphone usage during the quarter increased 53% year over year.
Retail cost per gross addition (CPGA) was $242 in first quarter 2012 compared to $295 in first quarter 2011. The year over year improvement is primarily due to lower sales and marketing expenses associated with our recently launched no-contract retail offering as well as a lower retail cost structure resulting from our cost cutting initiatives in 2011. Retail churn was 3.7% in first quarter 2012, up from 3.3% in first quarter 2011.

Adjusted EBITDA in first quarter 2012 was a loss of $(38.2) million, representing a $172.1 million improvement when compared to first quarter 2011 Adjusted EBITDA loss of $(210.3) million.
For the first time, Clearwire's operating activities provided net cash of $65.7 million in first quarter 2012. This milestone is primarily attributable to the company receiving payments during the period from Sprint related to both fourth quarter 2011 wholesale usage and the initial payment under the terms of the new Sprint agreement, the sum of which exceeded first quarter 2012 Sprint wholesale revenue, as well as continued strong expense management.
First quarter 2012 reported net loss from continuing operations attributable to Clearwire was $(182.1) million, or $(0.40) per basic share. Including the effects of discontinued operations, first quarter 2012 reported net loss attributable to Clearwire was $(181.8) million, or $(0.40) per basic share.
At the end of first quarter 2012, Clearwire operated networks in the U.S. covering areas where approximately 134 million people reside, including approximately 132 million people in markets where we provide 4G services.
TDD-LTE Network Plan & 2012 Capital Expenditures Outlook
Clearwire has commenced the first phase of its LTE overlay network build of up to 8,000 sites in high demand "hot zones" in major urban centers as part of the company's strategy to provide capacity offload services to other mobile broadband service providers, including Sprint and Cricket. The initial phase of the build includes 5,000 sites in 31 top tier markets including New York, San Francisco, Los Angeles, Chicago and Seattle. The company expects these markets to come on air over the course of the first half of 2013.
In conjunction with the finalization of the build plan for the initial 5,000 sites, Clearwire now expects capital expenditures in 2012 will amount to approximately $350 million to $400 million, $100 million to $150 million lower than previous expectations of $450 million to $550 million. Most of the spend is anticipated to occur in the second half of the year.
Results of Continuing Operations
Cost of goods and services and network costs (COGS) in first quarter 2012 increased 10% to $263.8 million compared to $240.1 million for first quarter 2011. These amounts include non-cash charges for network equipment reserves and other write-downs of $56.4 million and $6.5 million in first quarters 2012 and 2011, respectively, and other non-cash network-related charges of $26.6 million and $34.7 million in first quarters 2012 and 2011, respectively. The increase in non-cash charges for network equipment reserves in first quarter 2012 was primarily due to increased reserves for equipment inventory which Clearwire no longer expects to utilize as part our future build plan or for sparing purposes based on our current LTE network design. Excluding non-cash expenses, COGS decreased 9% year over year primarily due to a decrease in the number of tower leases resulting from cost savings actions taken in 2011.
Selling, general and administrative (SG&A) expense in first quarter 2012 decreased 34% to $142.7 million compared to $214.9 million for first quarter 2011. The decrease is primarily attributable to actions taken in conjunction with Clearwire's cost cutting initiative in 2011 including lower employee-related expenses resulting from headcount reductions and outsourcing of the customer care function, reduced marketing spend, as well as decreased selling commission expense associated with our recently introduced no-contract product offering.
In addition to $56.4 million and $2.3 million of network equipment reserves and other write-downs included in COGS and SG&A, respectively, total non-cash write-downs of $139.1 million in first quarter 2012 includes $80.4 million of loss from abandonment of network and other assets primarily related to write-downs of uncompleted network development projects that were abandoned in the quarter as they do not coincide with Clearwire's LTE network build plans.
First quarter 2012 capital expenditures of $23.0 million related primarily to ongoing maintenance of Clearwire's mobile WiMAX network, and was essentially flat as compared to $23.1 million in fourth quarter 2011, but substantially less than $130.1 million capital expenditures in first quarter 2011, which was primarily related to the build out of the mobile WiMAX network.
The company ended first quarter 2012 with cash and investments of approximately $1.4 billion invested primarily in U.S. Treasury securities.

CLEARWIRE CORPORATION
SUMMARY OF FINANCIAL DATA FROM CONTINUING OPERATIONS
(In thousands)
(Unaudited)

	Three months ended
	Actual						Pro forma (1)		Actual
	March 31,		December 31,		September 30,		March 31,		March 31,
	2012		2011		2011		2011		2011
REVENUES:
Retail revenue	$204,810		$197,640		$194,789		$175,241		$175,241
Wholesale revenue	117,821		164,082		137,162		76,974		60,895
Other revenue	8		148		226		672		672
Total revenues	322,639		361,870		332,177		252,887		236,808
OPERATING EXPENSES:
Cost of goods and services and network costs (exclusive of items shown separately below)	263,790		293,999		282,459		240,145		240,145
Selling, general and administrative expense	142,655		128,502		176,469		214,864		214,864
Depreciation and amortization	177,973		169,962		165,560		182,474		182,474
Spectrum lease expense	79,708		79,556		77,696		74,821		74,821
Loss from abandonment of network and other assets	80,400		123,000		29,129		171,862		171,862
Total operating expenses	744,526		795,019		731,313		884,166		884,166
OPERATING LOSS	(421,887)		(433,149)		(399,136)		(631,279)		(647,358)

LESS NON-CASH ITEMS:
Non-cash expenses	66,664		156,308		119,321		76,243		76,243
Non-cash write-downs	139,056		129,358		67,810		178,325		178,325
Depreciation and amortization	177,973		169,962		165,560		182,474		182,474
Total non-cash items	383,693		455,628		352,691		437,042		437,042
Adjusted EBITDA	$(38,194)		$22,479		$(46,445)		$(194,237)		$(210,316)
Adjusted EBITDA margin	(12%)		6%		(14%)		(77%)		(89%)

KEY OPERATING METRICS (k for '000's, MM for '000,000's)
Total net subscriber additions	586	k	873	k	1,893	k	1,761	k	1,761	k
Wholesale	537	k	904	k	1,858	k	1,610	k	1,610	k
Retail	49	k	(31	)k	35	k	151	k	151	k
Total subscribers	11,000	k	10,414	k	9,541	k	6,105	k	6,105	k
Wholesale(2)	9,659	k	9,122	k	8,219	k	4,856	k	4,856	k
Retail	1,341	k	1,292	k	1,322	k	1,249	k	1,249	k
Retail ARPU	$46.83		$46.69		$47.05		$46.80		$46.80
Churn
Wholesale	3.0%		2.9%		1.5%		1.3%		1.3%
Retail	3.7%		3.9%		4.2%		3.3%		3.3%
Retail CPGA	$242		$259		$288		$295		$295
Capital expenditures	$23MM		$23MM		$17MM		$130MM		$130MM
Domestic 4G covered POPS	132	MM	132	MM	133	MM	126	MM	126	MM
Cash, cash equivalents and investments	$1,433MM		$1,108MM		$711MM		$1,245MM		$1,245MM

(1) Pro forma revenue includes the impact of approximately $16.1 million of wholesale revenue related to Q1 2011 that was recorded in Q2 2011.
(2) Includes non-launched markets. Based on the terms of the November 2011 Amended MVNO Agreement between Clearwire and Sprint, which provides for unlimited WiMAX service to Sprint retail customers in exchange for fixed payments in 2012 and 2013, fluctuations in the wholesale subscriber base will not necessarily correlate to wholesale revenue.

Management Webcast
Clearwire executives will host a conference call and simultaneous webcast to discuss the company’s first quarter 2012 financial results at 4:15 p.m. Eastern Time today. A live broadcast of the conference call will be available online on the company's investor relations website located at http://investors.clearwire.com.
Interested parties can access the conference call by dialing 1- 877-392-9886, or from outside the U.S. by dialing 1-707-287-9329, at least five minutes prior to the start time. A replay of the call will be available beginning at approximately 7:15 p.m. Eastern Time on April 26, through Thursday, May 3, by calling 1-855-859-2056, or from outside the U.S. by dialing 1-404-537-3406. The passcode for the replay is 68595416.
About Clearwire
Clearwire Corporation (NASDAQ:CLWR), through its operating subsidiaries, is a leading provider of 4G wireless broadband services offering services in areas of the U.S. where more than 130 million people live. The company holds the deepest portfolio of wireless spectrum available for data services in the U.S. Clearwire serves retail customers through its own CLEAR® brand as well as through wholesale relationships with some of the leading companies in the retail, technology and telecommunications industries, including Sprint and NetZero. The company is constructing a next-generation 4G LTE Advanced-ready network to address the capacity needs of the market, and is also working closely with the Global TDD-LTE Initiative and China Mobile to further the TDD-LTE ecosystem. Clearwire is headquartered in Bellevue, Wash. Additional information is available at http://www.clearwire.com.
Forward-Looking Statements
This release, and other written and oral statements made by Clearwire from time to time, contain forward-looking statements which are based on management's current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, management's expectations regarding future financial and operating performance and financial condition; proposed transactions; network development and market launch plans; strategic plans and objectives; industry conditions; the strength of the balance sheet; and liquidity and financing needs. The words "will," "would," "may," "should," "estimate," "project," "forecast," "intend," "expect," "believe," "target," "designed," "plan" and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire's control, which could cause actual results to differ materially and adversely from such statements. Some factors that could cause actual results to differ are:

•	We have a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future.

•
If our business fails to perform as we expect or if we incur unforeseen expenses in the near term, we may require additional capital to fund our current business. Also, we will need substantial additional capital over the long-term. Such additional capital may not be available on acceptable terms or at all. If we fail to obtain additional capital, our business prospects, financial condition and results of operations will likely be materially and adversely affected, and we will be forced to consider all available alternatives.

•
Our current plans and projections are based on a number of assumptions about our future performance, which may prove to be inaccurate, such as our ability to substantially expand our wholesale business and the expected timing and costs of deploying LTE on our wireless broadband network.

•
Our business has become increasingly dependent on our wholesale partners, and Sprint in particular. If we do not receive the amount of revenues we expect from existing wholesale partners or if we are unable to enter into new agreements with additional wholesale partners for significant new wholesale commitments, our business prospects, results of operations and financial condition could be adversely affected, or we could be forced to consider all available alternatives.

•
We regularly evaluate our plans, and we may elect to pursue new or alternative strategies which we believe would be beneficial to our business, including among other things, expanding our network coverage to new markets, augmenting our network coverage in existing markets, changing our sales and marketing strategy and/or acquiring additional spectrum. Such modifications to our plans could significantly change our capital requirements.

•
We plan to deploy LTE on our wireless broadband network, alongside mobile WiMAX, and we will incur significant costs to deploy such technology. Additionally, LTE technology, or other alternative technologies that we may consider, may not perform as we expect on our network and deploying such technologies would result in additional risks to the company, including uncertainty regarding our ability to successfully add a new technology to our current network and to operate dual technology networks without disruptions to customer service, as well as our ability to generate new wholesale customers for the new network.

•
We currently depend on our commercial partners to develop and deliver the equipment for our legacy and mobile WiMAX networks, and will be dependent on commercial partners to deliver equipment and devices for our planned LTE network as well.

•	Many of our competitors for our retail business are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services.

•	Our substantial indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business.

•
Sprint owns just less than a majority of our common shares, is our largest shareholder, and has the contractual ability to obtain enough shares to hold the majority voting interest in the company, and Sprint may have, or may develop in the future, interests that may diverge from other stockholders.

•	Future sales of large blocks of our common stock may adversely impact our stock price.
For a more detailed description of the factors that could cause such a difference, please refer to Clearwire's filings with the Securities and Exchange Commission, including the information under the heading "Risk Factors" in our Annual Report on Form 10-K filed on February 16, 2012, and subsequent Form 10-Q filings. Clearwire assumes no obligation to update or supplement such forward-looking statements.
CONTACTS:
Investor Relations:
Alice Ryder, 425-636-5828
alice.ryder@clearwire.com

Media Relations:
Susan Johnston, 425-216-7913
susan.johnston@clearwire.com

JLM Partners for Clearwire:
Mike DiGioia or Jeremy Pemble, 206-381-3600
mike@jlmpartners.com or jeremy@jlmpartners.com

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)
(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$310,134	$891,929
Short-term investments	1,122,374	215,655
Restricted cash	2,178	1,000
Accounts receivable, net of allowance of $4,647 and $5,542	125,587	83,660
Inventory, net	18,241	23,832
Prepaids and other assets	75,968	71,083
Total current assets	1,654,482	1,287,159
Property, plant and equipment, net	2,720,040	3,014,277
Restricted cash	7,286	7,619
Spectrum licenses, net	4,281,208	4,298,254
Other intangible assets, net	36,792	40,850
Other assets	162,979	157,797
Assets of discontinued operations	29,022	36,696
Total assets	$8,891,809	$8,842,652

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$269,904	$157,172
Other current liabilities	207,807	122,756
Total current liabilities	477,711	279,928
Long-term debt, net	4,243,426	4,019,605
Deferred tax liabilities, net	139,640	152,182
Other long-term liabilities	832,567	719,703
Liabilities of discontinued operations	24,907	25,196
Total liabilities	5,718,251	5,196,614

Stockholders’ equity:
Class A Common Stock, par value $0.0001, 2,000,000 shares authorized; 492,524 and 452,215 shares outstanding	49	45
Class B common stock, par value $0.0001, 1,400,000 shares authorized; 839,703 shares outstanding	83	83
Additional paid-in capital	2,811,007	2,714,634
Accumulated other comprehensive income	1,971	2,793
Accumulated deficit	(1,799,649)	(1,617,826)
Total Clearwire Corporation stockholders’ equity	1,013,461	1,099,729
Non-controlling interests	2,160,097	2,546,309
Total stockholders’ equity	3,173,558	3,646,038
Total liabilities and stockholders’ equity	$8,891,809	$8,842,652

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
	Three Months Ended
	March 31,
	2012	2011

Revenues	$322,639	$236,808
Operating expenses:
Cost of goods and services and network costs (exclusive of items shown separately below)	263,790	240,145
Selling, general and administrative expense	142,655	214,864
Depreciation and amortization	177,973	182,474
Spectrum lease expense	79,708	74,821
Loss from abandonment of network and other assets	80,400	171,862
Total operating expenses	744,526	884,166
Operating loss	(421,887)	(647,358)
Other income (expense):
Interest income	264	840
Interest expense	(136,686)	(119,920)
Loss on derivative instruments	(4,862)	(26,781)
Other income (expense), net	(13,268)	290
Total other expense, net	(154,552)	(145,571)
Loss from continuing operations before income taxes	(576,439)	(792,929)
Income tax benefit (provision)	15,413	(231)
Net loss from continuing operations	(561,026)	(793,160)
Less: non-controlling interests in net loss from continuing operations of consolidated subsidiaries	378,972	576,283
Net loss from continuing operations attributable to Clearwire Corporation	(182,054)	(216,877)
Net income (loss) from discontinued operations attributable to Clearwire Corporation	231	(10,078)
Net loss attributable to Clearwire Corporation	$(181,823)	$(226,955)

Net loss from continuing operations attributable to Clearwire Corporation per Class A common share:
Basic	$(0.40)	$(0.89)
Diluted	$(0.44)	$(0.89)

Net loss attributable to Clearwire Corporation per Class A common share:
Basic	$(0.40)	$(0.93)
Diluted	$(0.44)	$(0.93)

Weighted average Class A common shares outstanding:
Basic	458,827	244,389
Diluted	1,298,530	244,389

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net loss from continuing operations	$(561,026)	$(793,160)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income taxes	(15,863)	(63)
Non-cash loss on derivative instruments	4,862	26,781
Accretion of discount on debt	10,188	10,613
Depreciation and amortization	177,973	182,474
Amortization of spectrum leases	14,216	13,633
Non-cash rent expense	46,382	56,250
Loss on property, plant and equipment	139,056	178,325
Other non-cash activities	18,696	6,611
Changes in assets and liabilities:
Inventory	5,070	1,376
Accounts receivable	(42,662)	(28,099)
Prepaids and other assets	(11,198)	(4,760)
Prepaid spectrum licenses	—	(2,521)
Deferred revenue	154,246	3,688
Accounts payable and other liabilities	119,897	100,439
Net cash provided by (used in) operating activities of continuing operations	59,837	(248,413)
Net cash provided by operating activities of discontinued operations	5,814	1,459
Net cash provided by (used in) operating activities	65,651	(246,954)
Cash flows from investing activities:
Payments to acquire property, plant and equipment	(21,867)	(271,244)
Purchases of available-for-sale investments	(1,022,287)	(786,777)
Disposition of available-for-sale investments	117,953	244,822
Other investing activities	(845)	14,005
Net cash used in investing activities of continuing operations	(927,046)	(799,194)
Net cash provided by (used in) investing activities of discontinued operations	59	(3,034)
Net cash used in investing activities	(926,987)	(802,228)
Cash flows from financing activities:
Principal payments on long-term debt	(6,295)	(1,103)
Proceeds from issuance of long-term debt	300,000	—
Debt financing fees	(6,205)	(1,148)
Proceeds from issuance of common stock	—	1,322
Net cash provided by (used in) financing activities of continuing operations	287,500	(929)
Net cash provided by financing activities of discontinued operations	—	—
Net cash provided by (used in) financing activities	287,500	(929)
Effect of foreign currency exchange rates on cash and cash equivalents	(2,269)	227
Net (decrease) increase in cash and cash equivalents	(576,105)	(1,049,884)
Cash and cash equivalents:
Beginning of period	893,744	1,233,562
End of period	317,639	183,678
Less: cash and cash equivalents of discontinued operations at end of period	7,505	1,745
Cash and cash equivalent of continuing operations at end of period	$310,134	$181,933

Definitions of Terms and Reconciliations of Non-GAAP Financial Measures to Unaudited Condensed Consolidated Statements of Operations
The company utilizes certain non-GAAP financial measures which are widely used in the telecommunications industry and are not calculated based on accounting principles generally accepted in the United States of America (GAAP). Other companies may calculate these measures differently.
(1) Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined as consolidated operating loss less depreciation and amortization expenses, non-cash expenses related to operating leases (towers, spectrum leases and buildings), stock-based compensation expense, loss from abandonment of network and other assets, charges for differences between recorded amounts and the results of physical counts, and charges for excessive and obsolete network equipment and CPE inventory. A reconciliation of operating loss to Adjusted EBITDA is as follows:

	Three months ended
	(Unaudited)
	Actual			Pro forma	Actual
	March 31,	December 31,	September 30,	March 31,	March 31,
	2012	2011	2011	2011	2011
(in thousands)
Operating loss	$(421,887)	$(433,149)	$(399,136)	$(631,279)	$(647,358)

Non-cash expenses:
Spectrum lease expense	36,415	37,228	38,845	34,748	34,748
Building and network related rents*	24,183	113,612	70,584	35,135	35,135
Stock compensation and other*	6,066	5,468	9,892	6,360	6,360
Non-cash expenses	66,664	156,308	119,321	76,243	76,243

Non-cash write-downs:
Loss from abandonment of network and other assets	80,400	123,000	29,129	171,862	171,862
Network equipment reserves and other write-downs	58,656	6,358	38,681	6,463	6,463
Non-cash write-downs	139,056	129,358	67,810	178,325	178,325

Depreciation and amortization	177,973	169,962	165,560	182,474	182,474

Adjusted EBITDA	$(38,194)	$22,479	$(46,445)	$(194,237)	$(210,316)

*Amounts included in COGS and SG&A.
In a capital-intensive industry, management believes Adjusted EBITDA to be a meaningful measure of the company’s operating performance. The company provides this non-GAAP measure as a supplemental performance measure because management believes it facilitates comparisons of the company’s operating performance from period to period and comparisons of the company’s operating performance to that of other companies by backing out potential differences caused by non-cash expenses related to long-term leases, share-based compensation and non-cash write-downs. Because this non-GAAP measure facilitates internal comparisons of the company’s historical operating performance, management also uses this non-GAAP measure for business planning purposes and in measuring the company’s performance relative to that of its competitors. In addition, Clearwire believes that Adjusted EBITDA and similar measures are widely used by investors, financial analysts and credit rating agencies as a measure of the company’s financial performance over time and to compare the company’s financial performance with that of other companies in the industry.
(2) Retail ARPU (Average Revenue Per User) is retail revenue less wholesale revenue, the revenue generated from the sales of devices, shipping revenue, and other revenue; divided by the weighted average number of retail subscribers in the period, divided by the number of months in the period.
Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in the business, including changes in the company’s service offerings and fees, affect average revenue per customer, and to assist in forecasting future service revenue. In addition, ARPU provides management with a useful measure to compare the company’s customer revenue to that of other wireless communications providers. The company believes investors use ARPU primarily as a tool to track changes in the company’s average revenue per customer and to compare Clearwire’s per customer service revenues to those of other wireless communications providers.

	Three months ended
	(unaudited)
	March 31,	December 31,	September 30,	March 31,
	2012	2011	2011	2011
(in thousands)
Retail ARPU
Total revenues	$322,639	$361,870	$332,177	$236,808
Wholesale revenue	(117,821)	(164,082)	(137,162)	(60,895)
Device and other revenue	(20,718)	(14,540)	(10,797)	(10,830)
Retail ARPU revenue	184,100	183,248	184,218	165,083

Average retail customers	1,310	1,308	1,305	1,176
Months in period	3	3	3	3
Retail ARPU	$46.83	$46.69	$47.05	$46.80

(3) Pro Forma Reconciliation
The unaudited pro forma condensed consolidated statements of operations that follow are presented for informational purposes only and should not be taken as representative of the future consolidated results of operations of the company. Management believes the unaudited pro forma condensed consolidated statements of operations are useful because they more accurately reflect the revenue-generating activities during the relevant periods and facilitate period to period comparisons of the company’s operating performance.
The following unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2011 were prepared using the unaudited condensed consolidated statement of operations of Clearwire for the three months ended March 31, 2011. The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the separate historical financial statements and accompanying notes thereto.

The pricing provisions agreed to in the Sprint wholesale agreements signed on April 18, 2011 were applicable as of January 1, 2011. However, in accordance with GAAP applicable to revenue recognition, Clearwire’s first quarter 2011 results did not reflect additional revenues due to the company as a result of the amendments contained in the Sprint wholesale amendments being signed subsequent to the end of the period. As such, during second quarter 2011, Clearwire recognized revenue of approximately $16.1 million attributable to services provided in first quarter 2011.
Had the Sprint wholesale amendments been in effect as of March 31, 2011, and the portion of the settlement related to prior periods been recorded in the attributable service periods, Clearwire’s pro forma revenues for first quarter 2011 would have increased by $16.1 million and the pro forma net loss from continuing operations attributable to Clearwire Corporation would have decreased by $4.0 million or $0.02 per basic share.
The following table reconciles as reported results to the pro forma results for the three months ended March 31, 2011 (in thousands):

	Three Months Ended March 31, 2011
	(Unaudited)
	Amounts as reported	Adjustments (1)	Pro forma amounts
Revenues:
Retail revenue	$175,241	—	$175,241
Wholesale revenue	60,895	16,079	76,974
Other revenue	672		672
Total revenues	236,808	16,079	252,887
Total expenses	(1,029,968)		(1,029,968)
Net loss from continuing operations	(793,160)	16,079	(777,081)
Less: non-controlling interests in net loss from continuing operations of consolidated subsidiaries	576,283	(12,087)	564,196
Net loss from continuing operations attributable to Clearwire Corporation	(216,877)	3,992	(212,885)
Net loss from discontinued operations attributable to Clearwire Corporation	(10,078)	—	(10,078)
Net loss attributable to Clearwire Corporation	$(226,955)	$3,992	$(222,963)

Net loss from continuing operations attributable to Clearwire Corporation per Class A Common Share:
Basic	$(0.89)		$(0.87)
Diluted	$(0.89)		$(0.87)

Net loss attributable to Clearwire Corporation per Class A Common Share:
Basic	$(0.93)		$(0.91)
Diluted	$(0.93)		$(0.91)

(1) Pro forma revenue includes the impact of approximately $16.1 million of wholesale revenue related to Q1 2011 that was recorded in Q2 2011.

(4) Churn, which measures customer turnover, is calculated as the number of subscribers that terminate service in a given month divided by the average number of subscribers in that month using the actual number of subscribers. Subscribers that discontinue service in the first 30 days of service for any reason, or in the first 90 days of service under certain circumstances, are deducted from the company's gross customer additions and therefore not included in any of the churn calculations. Wholesale churn is calculated as the wholesale subscriber deactivations during the reporting period divided by the weighted average wholesale subscriber base for the period divided by the number of months in the period. Retail churn is calculated as the retail subscriber deactivations during the reporting period divided by the weighted average retail subscriber base for the period divided by the number of months in the period. Management uses churn to measure retention of the company's subscribers, to measure changes in customer retention over time, and to help evaluate how changes in the business affect customer retention. The company believes investors use churn primarily as a tool to track changes in the company's customer retention. Other companies may calculate this measure differently.
(5) Retail CPGA (Cost per Gross Addition) is selling, general and administrative costs, less general and administrative costs and acquired businesses costs (costs from entities that were acquired by Clearwire's predecessor entity) plus devices equipment subsidy, divided by gross retail customer additions in the period.

	Three months ended
	(Unaudited)
	March 31,	December 31,	September 30,	March 31,
	2012	2011	2011	2011
(in thousands)
Retail CPGA
Selling, general and administrative	$142,655	$128,502	$176,469	$214,864
G&A and other	(95,143)	(96,469)	(118,923)	(136,105)
Total selling expense	47,512	32,033	57,546	78,759

Total gross adds	196	124	200	267
Total retail CPGA	$242	$259	$288	$295

Management uses retail CPGA to measure the efficiency of the company's customer acquisition efforts, to track changes in Clearwire's average cost of acquiring new subscribers over time, and to help evaluate how changes in the company's sales and distribution strategies affect the cost-efficiency of the company's customer acquisition efforts. Clearwire believes investors use retail CPGA primarily as a tool to track changes in the company's average cost of acquiring new subscribers.